Exhibit 17

COMBINATION AGREEMENT

BY AND BETWEEN

FRANCE TELECOM S.A.

AND

EQUANT N.V.

Dated as of February 9, 2005

		Page
ARTICLE ONE
DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	1

Section 1.2	Interpretation	2

Section 1.3	Headings; Table of Contents	2

ARTICLE TWO
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1	Purchase and Sale of Assets	2

Section 2.2	Excluded Assets	3

Section 2.3	Assumption of Liabilities	3

ARTICLE THREE
PURCHASE PRICE

Section 3.1	Amount of Purchase Price	4

Section 3.2	Cash Payment	4

Section 3.3	Allocation of the Purchase Price	5

ARTICLE FOUR
CLOSING

Section 4.1	Closing Date	5

Section 4.2	Closing Deliveries	6

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Organization and Good Standing	7

Section 5.2	Authorization of Agreement	7

Section 5.3	Capitalization	7

Section 5.4	Subsidiaries.	8

Section 5.5	Non-Contravention; Consents and Approvals	9

Section 5.6	Title to Purchased Assets; Company Assets and Liabilities	9

Section 5.7	Company Disclosure Documents; Financial Statements; No Undisclosed Liabilities	9

Section 5.8	Taxes	11

Section 5.9	Employee Benefits Plans	11

Section 5.10	Employees and Labor	11

i

(continued)

ii

(continued)

Annexes

Annex A — Definitions

Annex B — Form of Note

iii

COMBINATION AGREEMENT

This COMBINATION AGREEMENT is dated as of February 9, 2005 (the “Agreement”) by and between FRANCE TELECOM S.A., a French société anonyme (the “Purchaser”), and EQUANT N.V., a company organized under the laws of The Netherlands (the “Company”, together with the Purchaser, the “Parties” and each, a “Party”).

RECITALS:

WHEREAS, the Company is principally engaged in the business of providing global, integrated and customized communications infrastructure solutions, comprised of data and Internet Protocol network products and value-added services as well as network integration services (the “Business”), which it operates principally through its Subsidiaries;

WHEREAS, the Company desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase, acquire and assume from the Company, the Purchased Assets and the Assumed Liabilities on the terms and subject to the conditions hereinafter set forth, it being intended by the Parties that as soon as practicable following the Closing, the Company distribute an amount in cash to its Shareholders in repayment of capital (including share premium) in a single provisional liquidating distribution as set forth herein, request the delisting of its securities from the New York Stock Exchange and Euronext Paris, request the deregistration of its securities registered under the Exchange Act and the suspension of its reporting obligations thereunder from the SEC, and be dissolved and liquidated (all such steps, together the “Transaction”);

WHEREAS, each of the management board of the Company (the “Management Board”) and the supervisory board of the Company (the “Supervisory Board” and, together with the Management Board, the “Company Boards”) and the special committee of the Independent Directors of the Supervisory Board (the “Special Committee”) has approved the Transaction and the other transactions contemplated hereby; and

WHEREAS, the board of directors of the Purchaser has approved the Transaction and the other transactions contemplated hereby.

NOW, THEREFORE, the Parties have agreed as follows:

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Unless the context otherwise requires, defined terms in this Agreement and the Annexes and Schedules hereto, which are identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to such terms in Annex A.

Section 1.2 Interpretation. (a) For all purposes of this Agreement and the Annexes and Schedules hereto, except as otherwise expressly provided herein or unless the context otherwise requires:

(i) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(ii) words importing gender include both genders;

(iii) any reference to an “Article”, “Section” or “Annex” refers to an Article or Section of, or Annex to, this Agreement; and any reference to a “Schedule” in this Agreement refers to the corresponding section of the Company Disclosure Letter;

(iv) references to a document or agreement, including this Agreement, shall be deemed to include all exhibits, annexes, schedules, appendices or other attachments thereto;

(v) the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi) references made to “days”, “months” and “years” refer to calendar days, months and years, respectively;

(vii) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(viii) any time period provided for in this Agreement which expires on a day which is not a Business Day shall expire on the next succeeding Business Day; and

(ix) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b) The Parties acknowledge that they were represented by their own separate counsel in connection with the negotiation and drafting of this Agreement and all Transaction Documents and that neither this Agreement nor any of the Transaction Documents nor any of the terms and provisions hereof or thereof shall be subject to the principle of construing its or their meaning against the Party which drafted the same.

Section 1.3 Headings; Table of Contents. The headings and table of contents contained herein are for convenience of reference only and do not constitute a part of this Agreement.

ARTICLE TWO

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall at the Closing (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from the Company, and the Company shall at the Closing sell, transfer, assign, convey and deliver to the Purchaser (or to its designated Affiliate or Affiliates) all of the Company’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except, in the case of Purchased Assets other than the Shares, for Permitted Encumbrances. “Purchased Assets” shall mean all of the business, assets, receivables, properties, contractual rights, goodwill, going concern value, rights and claims of the Company whether existing at Closing or hereafter or thereafter acquired, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Company and whether or not disclosed, known or unknown, including each of the following assets, but excluding the Excluded Assets:

(a) all stock or equity interests of the Company in Equant Finance B.V. and in any other Person, collectively referred to herein as the “Shares”;

(b) all of the Company’s rights in, to and under the Company Intellectual Property and the Company Technology;

(c) all rights of the Company under any Contracts (the “Purchased Contracts”);

(d) all cash and cash equivalents;

(e) all accounts receivable and other current assets;

(f) all Permits;

(g) all Documents;

(h) all deposits, prepayments and rights to refunds (including any refunds relating to Taxes); and

(i) all insurance policies.

Section 2.2 Excluded Assets. The Company shall retain its right, title and interest in and to, and Purchaser and its Affiliates shall have no rights with respect to the following assets (the “Excluded Assets”):

(a) this Agreement and the Transaction Documents (and rights of the Company hereunder and thereunder);

(b) the Cash Payment (and any interest accrued thereon, including any interest accrued on the Note);

(c) the Additional Cash Payments (and any interest accrued thereon);

(d) the Employee Option Plan and the cash proceeds (and any interest accrued thereon) from any exercise of options thereunder from and after the date hereof; and

(e) the Company’s articles of association, by-laws, minute books, stock ledgers, Tax records and other corporate records relating to its corporate organization and capitalization as well as any other books and records required by Law in connection with the Shareholder Distribution and the liquidation (copies of all of which shall be provided to the Purchaser).

Section 2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and pay, perform and discharge when due and indemnify the Company from, and hold the Company harmless against, (a) all of the Liabilities of the Company as of the Closing, including all Liabilities under the Purchased Contracts and all Permits (the “Pre-Closing Liabilities”), and (b) all of the Liabilities of the Company incurred at or arising after the Closing, in each case other than any Liability (i) to make the Shareholder Distribution, (ii) with respect to withholding Taxes, if any, due in respect of the Shareholder Distribution or any other liquidating distribution, (iii) to make the payment in respect of the Accelerated Options required by Section 7.8, or (iv) in respect of the agreements and covenants of the Company under this Agreement to be performed after Closing (“Post-Closing Liabilities” and, together with the Pre-Closing Liabilities, the “Assumed Liabilities”). The Purchaser shall have the right to cause one or more of its designated Affiliates to assume and pay, perform and discharge when due the Assumed Liabilities, but in no event shall the Purchaser be released from its obligation in this Section 2.3 to indemnify the Company and hold the Company harmless against the Assumed Liabilities.

ARTICLE THREE

PURCHASE PRICE

Section 3.1 Amount of Purchase Price. (a) On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall pay the purchase price for the Purchased Assets (the “Purchase Price”) which shall be the sum of (i) an amount of cash equal to €1,259,585,588.30 (the “Cash Payment”), (ii) an amount of cash equal to the Additional Cash Payments and (iii) the assumption of the Assumed Liabilities.

(b) The “Additional Cash Payments” shall be the sum of (i) the aggregate amount of all Accelerated Award Payments and Formula Amounts paid or required to be paid by the Company in accordance with Section 7.8 and (ii) the aggregate amount of all Shareholder Distribution Shortfall Amounts in accordance with the next sentence. The “Shareholder Distribution Shortfall Amount” with respect to each stock option under the Employee Option Plan exercised for one share of Company Common Stock from or after the date hereof and by or on the twentieth (20th) day prior to the Shareholder Distribution Record Date, shall be the amount equal to the positive difference (if any) between (i) the quotient of (A) the aggregate amount of the Cash Payment divided by (B) the aggregate number of shares of Company Common Stock and Company Preferred Stock outstanding as of the date hereof as set forth in Section 5.3 and (ii) the exercise price of such option per share of Company Common Stock. The aggregate amount of all Shareholder Distribution Shortfall Amounts shall be paid by the Purchaser to the Company on or prior to the date of the Shareholder Distribution and the aggregate accrued amount of all Accelerated Award Payments and Formula Amounts shall be paid by the Purchaser to the Company no later than the second (2nd) Business Day after the fifteenth (15th) day after the Shareholder Distribution date, it being specified that the Company shall deliver to the Purchaser all information evidencing the calculation of such amount at least five (5) Business Days before any payment to be made by the Purchaser pursuant to this Section 3.1(b).

(c) The Cash Payment or the portion thereof paid in cash in accordance with Section 3.2 and the Additional Cash Payment shall be paid directly into a segregated account of the Company maintained with a creditworthy financial institution and shall only be withdrawn from such account for the purposes of making the Shareholder Distribution and satisfying the Liabilities of the Company retained by the Company post-Closing pursuant to Section 2.3.

Section 3.2 Cash Payment. (a) The Cash Payment shall be paid on the Closing Date in Euros in immediately available funds.

(b) Notwithstanding the foregoing and if it complies with the requirements of the following sentence, the Purchaser may elect, by written notice to the Company delivered not less than the tenth (10th) Business Day prior to the Closing Date, to pay up to €681,839,596.40 of the Cash Payment by delivery of a note with a principal amount equal to such amount and bearing interest at a rate calculated in accordance with the next sentence and payable on the date of the Shareholder Distribution, and substantially in the form attached hereto as Annex B (the “Note”). The interest rate on the Note shall be such that (i) the aggregate amount of interest due and payable on the Note at the Shareholder Distribution Date shall bear the same proportion to the aggregate amount of interest received in respect of all other available cash and investments of the Company from Closing to be distributed in the Shareholder Distribution as (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock held by the Purchaser or any of its controlled Affiliates (other than the Company and its controlled Affiliates) specified in clause (A) below and entitled to the Shareholder Distribution bear to all other Shares of Company Common Stock entitled to the Shareholder Distribution. In the event the Purchaser elects to deliver the Note, (A) the Purchaser agrees that it (directly or through one or more controlled Affiliates other than the Company or any of its controlled Affiliates) holds, and will continue to hold until the Note has been paid or discharged in full, not less than 148,567,348 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock, (B) the amount due in respect of the Note shall be payable by set-off against the portion of the Shareholder Distribution due in respect of the shares of Company Common Stock and Company Preferred Stock referred to in clause (A) of this Section 3.2(b), and (C) the Purchaser irrevocably and unconditionally waives (on behalf of itself and any such controlled Affiliate) any right to the Shareholder Distribution in respect of the shares of Company Common Stock or Company Preferred Stock held by the Purchaser or any such Affiliate referred to in clause (A) of this Section 3.2(b) to the extent that the Purchaser has failed to pay any amount due on such Note or to set off any such amount against rights of the Purchaser or any such controlled Affiliate in the Shareholder Distribution as provided in clause (B) of this Section 3.2(b).

Section 3.3 Allocation of the Purchase Price. The Purchaser and the Company shall jointly prepare an allocation of the Purchase Price to the Purchased Assets in a schedule to be completed on or prior to the Closing Date. Each of the Purchaser and the Company shall report the income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation. Except as otherwise required by applicable Law, neither the Purchaser nor the Company shall take a position inconsistent with such allocations on any Tax Return or similar filing. Each of the Purchaser and the Company shall reasonably cooperate with the other in preparing for filing any statement required by any Governmental Authority charged with the collection of any income Tax, including Dutch corporate income and other Tax forms and filings related to the transactions contemplated by this Agreement, a reasonable period before its filing due date. If the Purchaser and the Company do not agree on a joint allocation within thirty (30) Business Days following the Closing Date, the Purchaser and the Company shall refer the matter for resolution to independent accountants mutually agreed by the Parties, the decision of which shall be binding on the Purchaser and the Company.

ARTICLE FOUR

CLOSING

Section 4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Article Eight hereof or the waiver thereof by the Party entitled to waive that condition, the

Closing shall take place at 9:00 a.m. CET at the offices of the Civil Law Notary, or at such other time and due location as the Parties may agree, as promptly as possible upon, and in any event within five (5) Business Days after, the satisfaction of the conditions set forth in Article Eight (or the waiver thereof by the Party entitled to waive that condition), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions (or the waiver thereof by the Party entitled to waive them).

Section 4.2 Closing Deliveries. At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser (or its designee(s)) the following:

(i) for any Shares other than those in Equant Finance B.V., either (i) stock certificates representing the Shares duly endorsed in blank or accompanied by stock transfer powers or (ii) transfer documents in a form agreed to by the Parties and in accordance with applicable Law evidencing the irrevocable transfer of the Shares by the applicable transferor pursuant to this Agreement;

(ii) the certificates referred to in Section 8.2(c);

(iii) agreements between the Company and the Purchaser evidencing the transfer of any Company Intellectual Property transferred pursuant to this Agreement, in forms reasonably satisfactory to the Company and Purchaser; and

(iv) a counterpart of each of the Transaction Documents to be executed on or by Closing in accordance herewith executed by the Company.

(b) At the Closing, the Purchaser shall deliver the following:

(i) to the account of the Company under the sole control of the Liquidator established and maintained pursuant to Section 3.2, the Cash Payment;

(ii) to the Company, the Note and any amounts then due and payable in accordance with Section 3.1(b);

(iii) to the Company, the certificates referred to in Section 8.3(c); and

(iv) to the Company, a counterpart of each of the Transaction Documents to be executed on or by Closing in accordance herewith executed by the Purchaser (or, as the case may be, its designated Affiliate or Affiliates).

(c) At the Closing, the Purchaser (or its designated Affiliate or Affiliates) and the Company shall execute (or, with respect to the Purchaser, shall cause its designated Affiliate or Affiliates to execute) the Deed of Transfer before the Civil Law Notary.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Purchaser hereby agrees and acknowledges that, except for the representations and warranties contained in this Article Five, (a) neither the Company nor any other Person has made any representation or warranty (whether express or implied) on behalf of any Group Company or any of their respective employees, agents or representatives regarding (i) any Group Company, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or (ii) any information, documents or material provided or made available by any Group Company or any of their respective employees, agents or representatives to the Purchaser or any of its employees, agents or representatives, including any projections, estimates or budgets, and (b) the Company disclaims any such representation or warranty, notwithstanding the delivery or disclosure to the Purchaser or its employees, agents or representatives of any materials, documentation or other information (including any projections, estimates or budgets).

Except (i) as set forth in the relevant section of the Company Disclosure Letter referred to in the appropriate Section or (ii) otherwise Known by the Purchaser, the Company represents and warrants to the Purchaser as follows:

Section 5.1 Organization and Good Standing. Each of the Group Companies is a corporation or other entity duly organized and incorporated, validly existing and in good standing (or its equivalent, if any) under the Laws of the jurisdiction of its organization, and has all requisite corporate and other power and authority to own, lease and operate its properties and to carry on its business as currently conducted and proposed to be conducted, except for any failures to have such power or authority to do so that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Group Companies is duly qualified or authorized to do business as a foreign corporation (or other applicable entity) and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the conduct of its respective business or the ownership of its respective properties requires such qualification or authorization, except for any failures to be duly qualified or authorized or to be in good standing that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2 Authorization of Agreement. (a) The Company has all requisite power and authority to execute and deliver this Agreement and all Transaction Documents to be executed by the Company and to consummate the transactions contemplated hereby, subject to obtaining the Company Shareholder Approvals. The execution, delivery and performance by the Company of this Agreement and all relevant Transaction Documents has been duly authorized by all necessary corporate action on behalf of the Company.

(b) The Company Boards (i) have directed that the transactions contemplated by the Required Resolutions be submitted to the shareholders of the Company entitled to vote thereon for their approval at the Company Shareholders Meeting, and (ii) have proposed, subject to Section 7.6, that the shareholders of the Company vote in favor of the Required Resolutions.

(c) This Agreement has been, and at or prior to the Closing each of the relevant Transaction Documents will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each of the relevant Transaction Documents (when so executed and delivered) will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.3 Capitalization. (a) The authorized capital stock of the Company consists of 989,000,000 ordinary shares, nominal value € 0.01 per share (“Company Common Stock”), and 11,000,000 convertible preference shares, nominal value € 0.01 per share

(“Company Preferred Stock”). At the close of business on the date hereof, (i) 282,926,881 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock were issued and outstanding, of which no shares of Company Common Stock or Company Preferred Stock were held by the Company or any other Group Company in treasury, (ii) up to 11,000,000 shares of Company Common Stock are reserved for issuance under the Equant N.V. 1998 Share Option Plan (the “Employee Option Plan”), (iii) 7,545,291 shares of Company Common Stock are issuable pursuant to all outstanding stock options under the Employee Option Plan, (iv) other than the Company Preferred Stock or pursuant to the Employee Option Plan, there are no securities convertible into or exchangeable or exercisable for any shares of capital stock or profit sharing certificates (winstbewijzen) of the Company, (v) no restricted shares of Company Common Stock have been granted but not yet issued under the Employee Option Plan and all restricted shares granted under the Employee Option Plan are included in the number of issued and outstanding shares of Company Common Stock set forth in Section 5.3(a)(i) above), and (vi) no profit sharing certificates (winstbewijzen) of the Company are issued or outstanding. All shares of Company Common Stock held by the SITA Group Employee Trust (the “SITA Trust”) are included in the number of shares of Company Common Stock set forth in Section 5.3(a)(i).

(b) All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) Except (i) as set forth above in this Section 5.3 or (ii) as otherwise expressly permitted by Section 7.2, as of the date of this Agreement there are not, and as of the Closing there will not be, any shares of capital stock, voting securities, equity interests or profit sharing certificates (winstbewijzen) of any of the Group Companies issued and outstanding or any subscriptions, options (including stock options or other incentives or stock compensation or other awards), warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities, equity interests or profit sharing certificates (winstbewijzen) of any of the Group Companies (including any representing the right to purchase or otherwise receive any Company Common Stock or Company Preferred Stock) or other securities convertible into shares of capital, stock voting securities, equity interests or profit sharing certificates (winstbewijzen) of any Group Company.

Section 5.4 Subsidiaries. (a) Schedule 5.4 sets forth the name of each of the Company’s Subsidiaries and the jurisdiction in which it is incorporated or organized. All the Shares and all other shares of capital stock, voting securities, equity interests and profit sharing certificates (winstbewijzen) of each of the Subsidiaries are held by one or more of the Group Companies. None of the Group Companies holds any direct or indirect shareholding in any entity existing under any law whatsoever, partnership or joint venture other than a Group Company, nor do any of the Group Companies serve as directors in any companies or entities whatsoever other than a Group Company.

(b) The Shares and all other shares of capital stock, voting securities, equity interests and profit sharing certificates (winstbewijzen) in each of the Company’s Subsidiaries are validly issued, fully paid and non-assessable and free of preemptive rights, and all such Shares or other shares, voting securities, equity interests and profit sharing certificates (winstbewijzen) represented as being owned directly by the Company or any of its Subsidiaries are owned by the Company or such Subsidiary, free and clear of any and all Liens.

Section 5.5 Non-Contravention; Consents and Approvals. (a) The execution, delivery and performance of this Agreement and the relevant Transaction Documents and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the articles of association or incorporation, by laws or other organizational documents of any Group Company, (ii) assuming the Company Required Approvals are obtained, violate or result in a breach of or constitute a default under any Law, Order or other restriction of any Governmental Authority or arbitral tribunal to which any Group Company or its properties or assets are subject, or (iii) conflict with, or result in a breach of, or constitute a default under, or accelerate the rights of any third party or otherwise adversely affect the rights or obligations of any Group Company under, or the continuing validity or effectiveness after the Closing of, any Contract to which a Group Company is a party or by which it is bound or to which any of its properties or assets are subject, in each case of clauses (i), (ii) and (iii) above, with such exceptions as do not, and would not reasonably be expected to, have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, authorization or waiver is required to be obtained by any Group Company from, and no notice or filing is required to be given by any Group Company to, or made by it with, (x) any Governmental Authority to which a Group Company or its properties or assets are subject or (y) any other Person, in each case in connection with the execution, delivery and performance of this Agreement and the relevant Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of any Group Company or by which any Group Company is bound, except for (i) the filing with the United States Securities and Exchange Commission (the “SEC”) of such reports, schedules, applications and forms under Section 13(a), 13(e) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under Exchange Act Rule 12d2-2, 12g-4 or 12h-3, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) filings with and approvals of the New York Stock Exchange and Euronext Paris as may be required in connection with this Agreement and the transactions contemplated hereby; and (iii) except as set forth in Schedule 5.5(b)(iii), consents, approvals, authorizations or waivers the failure of which to obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the consents, approvals, authorizations, waivers, filings and notices in clauses (i) and (ii), collectively, the “Company Required Approvals”). Certain required notifications to be made by the Company or its Subsidiaries are set forth in Schedule 5.5(b).

Section 5.6 Title to Purchased Assets; Company Assets and Liabilities. (a) The Company and its Subsidiaries own and have good and marketable title to, or a valid and binding leasehold interest in or right to use, each of the Purchased Assets (including the Company Intellectual Property), in each case free and clear of all Liens other than Permitted Encumbrances (except for the Shares, which are free and clear of all Liens and are subject to no Permitted Encumbrances).

(b) As of the date of this Agreement, Schedule 5.6(b) (the “Company Assets and Liabilities Schedule”) contains a true and complete list of all of (i) the assets (including any properties, Contracts and Intellectual Property held by and in the name of the Company) directly held by the Company and (ii) the direct Liabilities of the Company.

Section 5.7 Company Disclosure Documents; Financial Statements; No Undisclosed Liabilities. (a) As of the date hereof, the Company has filed or otherwise submitted all required reports (including reports on Form 6-K), schedules, forms, prospectuses and registration and other statements with the SEC, with the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), with the trade register of the chamber of commerce in Amsterdam (Handelsregister bij de Kamer van Koophandel te Amsterdam), The Netherlands, and with the French stock exchange authorities (Conseil des marchés financiers, Commission des opérations de bourse and Autorité des marchés financiers) since January 1, 2002 (as supplemented and amended since the time of filing, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company Disclosure Documents”, which term shall include, for the avoidance of doubt, all press releases the Company has furnished to or filed with the SEC on Form 6-K since such date), other than in cases where the failure to file with Governmental Authorities in The Netherlands would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 5.7(a), as of their respective effective dates (in the case of Company Disclosure Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”)), and as of their respective filing or submission dates to the applicable Governmental Authority (in the case of all other Company Disclosure Documents, and, in the case of any Company Disclosure Documents amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) the Company Disclosure Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and with the other Laws applicable to such Company Disclosure Documents, and (ii) none of the Company Disclosure Documents, as of its dissemination date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Schedule 5.7(b), each of (i) the audited consolidated financial statements as of and for the twelve months ended December 31, 2002 and December 31, 2003 and for each of the three years ended December 31, 2003 included in the Company’s Form 20-F filed with the SEC on May 12, 2004, and (ii) the unaudited consolidated financial statements as of and for the six months ended June 30, 2004 included in the Company’s Form 6-K furnished to the SEC on July 23, 2004 fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period then ended shown or reported on in such Company Disclosure Document (subject, in the case of the financial statements referred to in clause (ii) above, to normal year-end audit adjustments, none of which has had, individually or in the aggregate, a Company Material Adverse Effect), in each case in accordance with applicable generally accepted accounting principles in France (or with respect to the US GAAP information set forth in note 30 to the financial statements referred to in clause (i), reconciled to U.S. GAAP) as in effect at the relevant time and consistently applied during the periods involved, except as may be noted therein.

(c) As of the date hereof, neither the Company nor any of its Subsidiaries has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles in France or, as applicable, the United States or the notes thereto, except Liabilities (i) reflected or reserved for in the balance sheets included in the financial statements referred to in Section 5.7(b), (ii) that have been disclosed in the Company Disclosure Documents, (iii) arising under this Agreement, or (iv) that, individually or in the aggregate, do not, and would not reasonably be expected to, have a Company Material Adverse Effect.

(d) As of the date hereof, the Company’s Draft 2005 Budget as presented to the Company’s audit committee on January 21, 2005 and the Company’s Five-Year Operating, Strategic and Financial Plan as presented to the Company’s Supervisory Board on January 22, 2005 have not been modified by the Company’s management since such dates, it being understood by the Company and the Purchaser that such documents have not yet been (and may not necessarily be) approved by the Supervisory Board or any committee thereof.

Section 5.8 Taxes. (a) The consummation of the Transaction will not (i) result in any material current cash corporate income tax (vennootschapsbelasting) liability for the Company or its Subsidiaries organized in the Netherlands or (ii) to the knowledge of the Company, without any investigation, result in any material current cash income tax liability for any other Subsidiary.

(b) The paid-in capital of the Company as recognized for Dutch withholding tax (dividendbelasting) purposes exceeds the Cash Payment.

Section 5.9 Employee Benefits Plans. (a) Schedule 5.9(a) sets forth a list of all Company Plans and true and complete copies of all Company Plans have been provided or made available to the Purchaser.

(b) The only options, restricted stock or other incentive or stock compensation or other awards granted under the Employee Option Plan are (i) stock options in respect of Company Common Stock and (ii) restricted shares of Company Common Stock that are issued and outstanding, and all such Awards are listed in Schedule 5.9(b)(i), which also sets forth with respect to all outstanding stock options granted under the Employee Option Plan, aggregated by date of grant, the number of shares underlying each option, and each option’s exercise price. The Employee Option Plan, as in effect as of the date hereof, is attached as Schedule 5.9(b)(ii) hereto and its terms have not been modified by the terms of any individual award granted thereunder except as set forth in the model award agreement attached as Schedule 5.9(b)(iii) hereto (the “Model Award Agreement”) and no individual award agreement provides any additional payment rights or has terms that would prevent the treatment of such options provided for in Section 7.8.

Section 5.10 Employees and Labor. Except as set forth in Schedule 5.10, none of the Company or any of its Subsidiaries is bound by any material collective bargaining agreement or agreement regarding collective representation in Australia, Brazil, Egypt, France, Germany, the Netherlands, the Russian Federation, Singapore, Switzerland, the United Kingdom, and the United States, other than nation or industry-wide collective bargaining agreements or collective representation arrangements required under applicable Law.

Section 5.11 Compliance with Laws. As of the date hereof, each of the Group Companies is in compliance with all applicable Laws of any Governmental Authority, except as otherwise disclosed in the Company Disclosure Documents or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

ARTICLE SIX

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Company hereby agrees and acknowledges that, except for the representations and warranties contained in this Article Six, (a) neither the Purchaser nor any other Person has made any representation or warranty (whether express or implied) on behalf of the Purchaser or any of its respective employees, agents or representatives regarding (i) the Purchaser or any of its Affiliates, or the transactions contemplated by this Agreement or (ii) any information, documents or material provided or made available by the Purchaser or any of its Affiliates or any of their respective employees, agents or representatives to the Company or any of its employees, agents or representatives, and (b) the Purchaser disclaims any such representation or warranty, notwithstanding the delivery or disclosure to the Company or its employees, agents or representatives of any materials, documentation or other information.

The Purchaser hereby represents to the Company as follows:

Section 6.1 Organization and Good Standing. The Purchaser is a corporation duly organized and incorporated, validly existing and in good standing (or its equivalent, if any) under the Laws of the jurisdiction of its organization, and has all requisite corporate and other power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except for any failures to have such power or authority that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.2 Authorization of Agreement. (a) The Purchaser has all requisite power and authority to execute and deliver this Agreement and all Transaction Documents to be executed by the Purchaser and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and all relevant Transaction Documents has been duly authorized by all necessary corporate action on behalf of the Purchaser.

(b) This Agreement has been, and at or prior to the Closing each of the relevant Transaction Documents will be, duly executed and delivered by the Purchaser (or its designated Affiliate, as applicable) and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each of the relevant Transaction Documents (when so executed and delivered) will constitute, the legal, valid and binding obligation of the Purchaser (or its designated Affiliate, as applicable), enforceable against the Purchaser (or its designated Affiliate, as applicable) in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 6.3 Non-Contravention; Consents and Approvals. (a) The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the constituent documents of the Purchaser (or its designated Affiliate, as applicable), (ii) assuming the Purchaser Required Approvals are obtained, violate or result in a breach of or constitute a default under any Law, Order or other restriction of any Governmental Authority or arbitral tribunal to which the Purchaser (or its designated Affiliate, as applicable) or its properties or assets are subject, or (iii) conflict with, or result in a breach of, or constitute a default under, or accelerate the rights of any third party or otherwise adversely affect the rights or obligations of the Purchaser (or its designated Affiliate, as applicable) under, or the continuing validity or effectiveness after the Closing of, any Contract to which the Purchaser (or its designated Affiliate, as applicable) is a party or by which it is bound or to which any of its properties or assets are subject, in each case with such exceptions as do not, and would not reasonably be expected to, have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) No consent, approval, authorization or waiver is required to be obtained by the Purchaser from, and no notice or filing is required to be given by the Purchaser to, or made by it with, (x) any Governmental Authority to which the Purchaser or its properties or assets are subject or (y) any other Person, in each case in connection with the execution, delivery and performance of this Agreement and the relevant Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Purchaser or by which the Purchaser is bound, except for (i) the filing with the SEC of such reports and schedules under Sections 13(a), (d), (e) and 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (the “Purchaser Required Approvals”) and (ii) consents, approvals, authorizations or waivers the failure of which to obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

ARTICLE SEVEN

COVENANTS AND AGREEMENTS

Section 7.1 Access to Information; Confidentiality. (a) The Company agrees that, prior to the Closing Date, the Purchaser shall be entitled, at its expense and through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records, in each case to the extent reasonably necessary for integration planning and which access shall be subject to reasonable security procedures of the Company; provided that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party; provided, however, that the Company shall use commercially reasonable efforts to obtain consents from such third parties to enable disclosure of such document or information to the Purchaser; (ii) any document or information, if such disclosure would violate applicable Law; or (iii) such portions of documents or information which are subject to attorney-client privilege and the provision of which, as determined by the Company’s counsel, may eliminate the privilege pertaining to such documents. Any such investigation and examination shall be upon reasonable notice and at reasonable times during normal business hours and in such a manner as to not interfere with the Company’s normal business operations, and the Company shall cooperate, and shall cause its Subsidiaries (and the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Group Companies) to cooperate, fully therein. No investigation by the Purchaser after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

(b) Purchaser will hold and will cause its officers, employees and representatives (including its legal advisors and accountants) to hold in confidence all documents and information concerning the Group Companies furnished to the Purchaser in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement between the Company and the Purchaser, dated January 25, 2005 (the “Confidentiality Agreement”).

(c) From and after the Closing (i) the Company may retain copies of such financial information and similar records relating to any period prior to the Closing and its liquidation and dissolution contemplated hereby as may be required for the Company and its representatives to prepare and file the Company Tax Returns and effectuate the Company’s liquidation and dissolution (the “Retained Records”) and (ii) the Purchaser shall provide the Company and its representatives with access (upon reasonable notice and at reasonable times during normal business hours and in such a manner as to not interfere with the Purchaser’s normal business operations) to such financial information and similar records and the Purchaser shall cooperate, and shall cause its Subsidiaries (and their respective officers, employees, consultants, agents, accountants, attorneys and other representatives) to cooperate, fully therein. Except for such Retained Records that the Company may be required pursuant to applicable Law to retain for a period of time subsequent to the Closing or the Company’s dissolution and liquidation, as the case may be, on or prior to the date the Company is fully and finally liquidated and dissolved, the Company shall maintain records in accordance with all applicable laws and shall deliver all its records including copies of the Retained Records to the Purchaser; provided, that any Retained Records so retained by the Company shall be returned to the Purchaser when no longer required under applicable Law to be retained by the Company.

Section 7.2 Conduct of the Business Pending the Closing. (a) Except as otherwise expressly contemplated by this Agreement, as required by applicable Law or as the Purchaser may consent, the Company shall, and shall cause each of its Subsidiaries to (i) conduct the Business of the Company and its Subsidiaries only in the Ordinary Course of Business, and (ii) use reasonable best efforts to (A) preserve the present Business operations, organization (including management and the sales force) and goodwill of the Company and its Subsidiaries, subject to redundancies in the Ordinary Course of Business and (B) preserve its present relationship with Persons having business dealings with the Company and its Subsidiaries.

(b) Except (i) as otherwise expressly permitted by this Agreement or (ii) as the Purchaser may consent, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) (A) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or any Subsidiaries, other than dividends or distributions by a wholly-owned Subsidiary of Equant Finance B.V. to Equant Finance B.V. (or other than in connection with, and in compliance with, Section 7.11), or (B) repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or equity interests in, the Company or any of its Subsidiaries;

(ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant or allot options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries, except that the Company may (A) grant options to purchase shares of Company Common Stock under the

Employee Option Plan in the Ordinary Course of Business under the Company’s director compensation arrangements in effect and (B) issue shares of Company Common Stock upon the exercise of options outstanding on the date hereof under the Employee Option Plan or granted in accordance with clause (A) above, in each case in accordance with the terms thereof and Section 7.8;

(iii) effect any recapitalization, reclassification, stock split or other change in the capitalization of the Company or any of its Subsidiaries, except, with respect to Subsidiaries other than Equant Finance B.V., any recapitalization, reclassification, stock split or other change in the capitalization which would not cause the representation and warranty in Section 5.3 or Section 5.4 to be untrue or inaccurate (without giving effect to any reference in Section 5.3 to this Section 7.2);

(iv) amend the articles of association or other organizational documents of the Company or any of its Subsidiaries, except, with respect to Subsidiaries other than Equant Finance B.V., any amendment to the articles of association or other organizational documents which is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect;

(v) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(vi) other than a Contract entered into by a Subsidiary in the Ordinary Course of Business, enter into any Contract involving payments (whether present or future, contingent or absolute) in excess of 5,000,000 U.S. Dollars in the aggregate;

(vii) except in the Ordinary Course of Business or as set forth on Schedule 7.2(b)(vii) or as may be required by any collective bargaining agreement, employment agreement or other agreement in effect as of the date hereof or by applicable Law (A) increase or agree to increase the annual level of compensation (including equity compensation, whether payable in cash, stock or other property) of any Employee, (B) grant any benefit or other direct or indirect compensation to any Employee, (C) increase or agree to increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension, welfare or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment (other than to the extent providing for “at-will” employment and without severance), deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving a director, officer or employee of the Company or any of its Subsidiaries in his or her capacity as a director, officer or employee of the Company or any of its Subsidiaries;

(viii) except as may be required by applicable Law or by the terms of any existing labor or collective bargaining agreement as of the date hereof, enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any material liability to any labor organization with respect to the Company or any of its Subsidiaries;

(ix) except for any Legal Proceeding in the Ordinary Course of Business involving the Subsidiaries and not the Company, commence or settle any Legal Proceeding (other than any Legal Proceeding relating to this Agreement, the Transaction or the transactions contemplated hereby) pending or threatened against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is otherwise a party;

(x) agree to do anything prohibited by this Section 7.2 or anything which would reasonably be expected to result in the condition set forth in Section 8.2(a) not being satisfied.

(c) Except as contemplated by this Agreement, between the date hereof and Closing, the Company shall not (i) purchase, acquire or accept any right, title or interest in, to and under any asset or (ii) voluntarily incur or undertake to incur directly any liability or enter into any agreement or arrangement which, in each case, could reasonably be expected to delay, postpone, or increase the cost of the Company liquidation process.

Section 7.3 Consents and Notices for Transfers of Assets and Liabilities. (a) The Company and the Purchaser shall each use commercially reasonable efforts and shall cooperate with each other to (i) obtain at the earliest practicable date all consents and approvals required to consummate the Transaction and the other transactions contemplated hereby, including the Company Required Approvals and the Purchaser Required Approvals and any consents or approval required for the transfer to the Purchaser (or its designated Affiliate) of all the Purchased Contracts to which the Company is party or by which it is bound or to which its assets are subject, the list of which is attached as Schedule 7.3(a), and the other Purchased Assets and Assumed Liabilities; and (ii) furnish, provide or deliver such information, notices and communications as may be required to be furnished, provided or delivered in order to enable the Parties to consummate the Transaction and the other transactions contemplated hereby.

(b) Without prejudice to the respective rights and without limiting any of the respective obligations of the Parties under Section 7.3(a) with respect to periods following the Closing, the Company and the Purchaser shall cooperate in entering into lawful arrangements from and after the Closing to provide that the Purchaser shall receive the benefits of all Purchased Assets, and be responsible for all Assumed Liabilities, under each Permit (including Permits the transfer of which is prohibited by applicable Law) and Contract under which the Purchased Assets will not be transferred at Closing free and clear of Liens (other than Permitted Liens) or under which the Assumed Liabilities will not be fully transferred, in either case as a result of the failure to obtain a consent or approval or to make a filing or notification. Nothing in this Agreement shall be construed as an attempt to transfer any asset or liability that is by its terms non-transferable without the consent of another party.

(c) If any required consent to the assignment of any Purchased Contract referred to in Section 7.3(a) is not obtained by the Closing, that Purchased Contract shall not be assigned to the Purchaser (or its designated Affiliate) (an “Unassigned Purchased Contract”); provided, however, that if any such consent is not obtained prior to the Closing, the Company and Purchaser shall each use commercially reasonable efforts and shall cooperate with each other as reasonably requested by the other Party during the Tax Resolution Period in order to obtain, at the expense and choice of the Purchaser, the required consent to assignment or the termination of that Unassigned Purchased Contract. Between Closing and such assignment or termination of an Unassigned Purchased Contract with a customer, the Purchaser and the Company shall enter into the necessary arrangements so that the services to be rendered to such customer are not discontinued and are rendered by the Purchaser under subcontracting arrangements providing for the same terms and conditions of such Unassigned Purchased Contract. Such arrangements shall be such that any profits or losses derived therefrom shall inure to the benefit of, or be incurred by, the Purchaser. In respect of any Unassigned Purchased Contract that requires the Company to make any payment after the Closing, such payment shall be made by the Company until the relevant consent is obtained or termination effective with funds made available to the Company by the Purchaser.

(d) The Company and the Purchaser shall use commercially reasonable efforts and shall cooperate with each other to cause the Company’s existing Contracts with SITA to be assigned and transferred to and assumed by Equant Finance B.V. on or prior to Closing.

Section 7.4 Filings with Governmental Authorities. (a) Each of the Purchaser and the Company shall (i) make or cause to be made all filings required of them or any of their respective Subsidiaries or controlled Affiliates (in the case of the Purchaser, other than the Company and its controlled Affiliates) under applicable Laws, including United States securities Laws and Antitrust Laws and telecommunications or related Laws, with respect to the Transaction and the other transactions contemplated hereby as promptly as practicable, (ii) comply at the earliest practicable date with any request under applicable Laws, including Antitrust Laws and telecommunications or related Laws, for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or controlled Affiliates (in the case of the Purchaser, other than the Company and its controlled Affiliates) from any Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of draft filings to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any Laws with respect to any such filing or any such transaction. Each Party shall use commercially reasonable efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Subject to applicable Law, the Parties hereto will consult and cooperate with one another and keep each other informed in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto under such applicable Laws.

(b) Each of the Purchaser and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and the Transaction Documents under any of such applicable Laws. Each of the Purchaser and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of review or waiting periods under such Laws or the notice periods under such Laws, including Antitrust Laws, with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser or any of its Affiliates nor the Company shall be required

(i) to hold separate (including by trust or otherwise) or divest any of their respective businesses product lines or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses, or (iii) to waive any of the conditions set forth in Article Eight of this Agreement.

Section 7.5 Other Actions. (a) The Company and the Purchaser shall use their commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and, in particular to cause the transfer to or assumption by the Purchaser of all Purchased Assets and Assumed Liabilities, the liquidation of the Company, the Shareholder Distribution and the other transactions contemplated hereby, in each case in compliance with and as may be required by applicable Laws and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b) The Purchaser shall not direct or otherwise cause the Company, directly or indirectly, to breach any provision of this Agreement; provided, that, if the Purchaser shall so direct or otherwise cause the Company to breach any provision of this Agreement, such directed or caused action by the Company shall be deemed not to be a breach of this Agreement by the Company.

(c) From time to time following the Closing, the Company and the Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acknowledgements and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser and to assure fully to the Company and its successors and assigns, the assumption by the Purchaser of the Assumed Liabilities under this Agreement and the transactions contemplated hereby.

Section 7.6 Non Negotiation; Non-Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action intended to, or which would reasonably be expected to, facilitate, the making by any Person (other than the Parties hereto or any of their Affiliates) of any proposal that constitutes or may reasonably be expected to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Company Takeover Proposal. Any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 7.6(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished with respect thereto. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide unsolicited written Company Takeover Proposal that did not result from a breach of this Section 7.6(a), and that the Company Boards determine in good faith (after consultation with outside legal counsel and a financial advisor of internationally recognized reputation) constitutes or is reasonably likely to result in a Company Superior Proposal, the Company may, if the Company Boards determine in good faith (after consultation with outside legal counsel) that it is necessary in their reasonable judgment to do so in order to comply with their respective fiduciary duties under applicable Law, and after giving the Purchaser written notice of such Company Takeover Proposal and such determination, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information is provided to the Purchaser prior to or as soon as reasonably practicable after it is provided to such Person, and (B) participate in discussions or negotiations with the Person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

(b) Neither the Company Boards nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Purchaser), or propose to withdraw (or modify in a manner adverse to the Purchaser), (1) the approval, or (2) subject to Section 7.6(c), the recommendation or declaration of advisability by such Company Board or committee of this Agreement or the Transaction or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i), a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or may reasonably be expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement pursuant to Section 7.6(a)). Notwithstanding the foregoing, each of the Company Boards and the Special Committee may make a Company Adverse Recommendation Change (i) if the Company actually receives a Company Superior Proposal, such Company Superior Proposal is pending at the time of such Company Adverse Recommendation Change and such Company Board or the Special Committee, as applicable, determines in good faith (after consultation with outside legal counsel and a financial advisor of internationally recognized reputation) that it is necessary in its reasonable judgment to make a Company Adverse Recommendation Change in order to comply with its fiduciary duties under applicable Law and (ii) the Company has complied with all other provisions of this Section 7.6; provided, however, that no Company Adverse Recommendation Change may be made until after the fifth (5th) Business Day following the Purchaser’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising the Purchaser that such Company Board or the Special Committee, as applicable, intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Company Superior Proposal (it being understood and agreed that any material amendment to the Company Superior Proposal shall require a new Adverse Recommendation Notice and a new five (5) Business Day period). In determining whether to make a Company Adverse Recommendation Change in response to a Company Superior Proposal, neither Company Board nor the Special Committee shall make a Company Adverse Recommendation Change unless (i) such Company Board or the Special Committee, as applicable, believes, after taking into account any legally binding offer of the Purchaser to modify the terms of this Agreement, that such Company Takeover Proposal continues to constitute a Company Superior Proposal, and (ii) each Company Board and the Special Committee shall otherwise at all times negotiate in good faith with the Purchaser with respect to changes to the terms of this Agreement proposed by the Purchaser in response to an Adverse Recommendation Notice or otherwise.

(c) Nothing contained in this Section 7.6 shall prohibit either Company Board or the Special Committee from making any required disclosure to the shareholders of the Company or to the public (including with respect to the status of its recommendation or declaration of advisability of the Transaction in light of any material change in events or circumstances) if, in the good faith judgment of such Company Board or the Special Committee, as applicable (after consultation with outside legal counsel), failure to do so could reasonably be expected to constitute a violation of applicable Law.

(d) For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer from any Person with respect to (a) a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) the issuance of thirty-three and one third percent (33 1/3%) or more of the equity securities of the Company as consideration for the assets or securities of another Person or (c) the purchase or acquisition in any manner, directly or indirectly, of thirty-three and one third percent (33 1/3%) or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent thirty-three and one third percent (33 1/3%) or more of the total consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement.

(e) For purposes of this Agreement, “Company Superior Proposal” shall mean a Company Takeover Proposal which either Company Board or the Special Committee determines in good faith (after consultation with a financial advisor of internationally recognized reputation) to be (i) more favorable to the Company and the shareholders, employees, and other stakeholders of the Company from a financial, strategic, business or operational point of view than the Transaction (taking into account all the terms and conditions of such proposal and this Agreement (including the time frame within which it can be consummated and any changes to the terms of this Agreement proposed in a binding offer by the Purchaser in response to such offer or otherwise)) and (ii) reasonably capable of being completed in a reasonable time frame, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 7.7 Publicity. Neither the Company nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party and, in the case of any such release or announcement that refers to the Special Committee or any member thereof, of the Special Committee (which, in any such case, will not be unreasonably withheld or delayed), unless, in the sole judgment of the Purchaser or the Company, as the case may be, disclosure is otherwise required by applicable Law, provided that, to the extent permitted by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party and, as applicable, the Special Committee, in each case with respect to the text thereof; and provided, further, however, that each of the Purchaser and the Company, as the case may be, may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Purchaser and the Company or previously approved by the other party and, as applicable, the Special Committee, pursuant to this Section 7.7, and do not disclose additional information beyond that contained in such previous joint or approved communications.

Section 7.8 Company Stock Options and Other Awards. (a) The Purchaser shall not assume any options or other awards under the Employee Option Plan or any other option, warrant or other convertible security of the Company or its Subsidiaries.

(b) On or prior to the Closing Date, the Company shall take any and all actions necessary to eliminate, prior to the Shareholder Distribution Record Date, any and all restrictions on all restricted stock awards in respect of Company Common Stock granted under the Employee Option Plan. “Shareholder Distribution Record Date” shall mean the record date set for the Shareholder Distribution which shall be the Business Day immediately preceding the Shareholder Distribution (which shall be made on a Business Day).

(c) As promptly as practicable and by no later than the tenth (10th) Business Day after the date hereof, the Company shall take any and all action necessary:

(i) to immediately and fully accelerate the vesting of all stock options outstanding under the Employee Option Plan (all of the stock options under the Employee Option Plan vested as of such date, whether by operation of this clause or previously vested, being referred to herein as the “Accelerated Options”) and to provide that in the case of any option held by any Employee whose employment is terminated without good cause as a result of any reduction in force or similar action between the date hereof and the Shareholder Distribution Record Date, such option shall remain exercisable through the fifteenth (15th) day after the Shareholder Distribution Record Date provided that in any case the holder, upon exercise of such Accelerated Options, will not be granted shares of Company Common Stock if such exercise occurs after the twentieth (20th) day prior to the Shareholder Distribution Record Date;

(ii) to cause each holder of Accelerated Options to receive from the Company upon exercise of such Accelerated Options by or on the twentieth (20th) day prior to the Shareholder Distribution Record Date a number of shares of Company Common Stock equal to the number of shares of Company Common Stock issuable or deliverable thereunder (it being understood that shares of Company Common Stock delivered upon any such exercise shall be newly issued) and which shall be entitled to participate in the Shareholder Distribution pro rata with the other outstanding shares of Company Common Stock and Company Preferred Stock outstanding as of the Shareholder Distribution Record Date;

(iii) to cause each holder of Accelerated Options to receive from the Company upon exercise of such Accelerated Options after the twentieth (20th) day prior to the Shareholder Distribution Record Date and by no later than the fifteenth (15th) day after the Shareholder Distribution Record Date the Accelerated Award Payment in respect of such Accelerated Options in lieu of the shares of Company Common Stock that would otherwise be issuable or deliverable thereunder (and which shall no longer be so issuable or deliverable) which Accelerated Award Payment will be made on the twenty-fifth (25th) day after the Shareholder Distribution date. The “Accelerated Award Payment” in respect of an Accelerated Option will be the amount equal to the positive difference (if any) between (A) the quotient of (x) the aggregate amount of the Cash Payment divided by (y) the aggregate number of shares of Company Common Stock and Company Preferred Stock outstanding as of the date hereof as set forth in Section 5.3 and (B) the exercise price of such Accelerated Option, provided that if the amount so calculated is lower than the Formula Amount in respect of such Accelerated Option, the Accelerated Award Payment shall be increased to equal such Formula Amount;

(iv) to ensure that all stock options under the Employee Option Plan that are outstanding and remain unexercised or have not been surrendered as of the fifteenth (15th) day after the Shareholder Distribution Record Date shall lapse on the fifteenth (15th) day after the Shareholder Distribution date and that the holder of any Accelerated Option that so lapses receives from the Company on the twenty-fifth (25th) day after the Shareholder Distribution date an amount equal to the value of such stock option as set forth on Schedule 7.8(c)(iv) (the “Formula Amount”);

(v) to cause payment of all Accelerated Award Payments and Formula Amounts payable pursuant to this Section 7.8(c) to be made by Equant to the persons entitled thereto by the twenty-fifth (25th) day after the Shareholder Distribution date or as promptly thereafter as practicable; and

(vi) to notify all holders of outstanding stock options under the Employee Option Plan of the foregoing.

(d) The Company shall maintain and administer the winding-up of the Employee Option Plan in the manner described in this Section 7.8 and pay over to any holder of Accelerated Options the Accelerated Award Payments or the Formula Amounts, as the case may be, that such holder is entitled to receive. The Company agrees that, as a condition to the acceptance of any exercise or the making of any payment in respect of stock options under the Employee Option Plan, it shall use commercially reasonable efforts to obtain from the holder thereof a release of liability in form and substance satisfactory to the Purchaser, with such exceptions as the Purchaser may have agreed to in advance. The Company shall maintain and provide to the Purchaser all other records and information reasonably requested by the Purchaser that relate to the Accelerated Options or the other stock options or awards under the Employee Option Plan or the making of Accelerated Award Payments or payments of Formula Amounts pursuant to this Section 7.8(c) or Shareholder Distribution Shortfall Amounts in accordance with Section 3.1(b).

Section 7.9 Preparation of the Company Shareholder Circular; Shareholders Meeting. (a) As soon as practicable following the date of this Agreement, (i) the Company shall prepare under the direction and control of the Special Committee, except to the extent required for the Company Boards to perform their respective fiduciary duties under applicable Law, the Company Shareholder Circular and (ii) the Purchaser shall promptly provide to the Company any information required for inclusion in the Company Shareholder Circular and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company or as the Purchaser may consider appropriate in the circumstances. The Company shall use its reasonable best efforts (A) if and to the extent required in connection with the preparation of the Company Shareholder Circular, to prepare as soon as reasonably practicable its 2004 consolidated financial statements in accordance with generally accepted accounting principles in France and with a reconciliation to generally accepted accounting principles in the United States consistently applied except as noted therein and (B) to cause the Company Shareholder Circular (1) to be published in accordance with applicable Law, which shall, to the extent required by the Exchange Act, include filing the Company Shareholder Circular on Schedule 13e-3 with the SEC, and (2) to be disseminated to the shareholders of the Company in accordance with applicable Law, in case of each of the foregoing clauses (1) and (2), as promptly as practicable after the date of this Agreement. Notwithstanding the foregoing, prior to publication or mailing of the Company Shareholder Circular (or any amendment or supplement thereto), the Company shall (x) provide the Purchaser and the Purchaser’s counsel a reasonable opportunity to review and comment on the Company Shareholder Circular, and (y) give consideration to all reasonable comments made by the Purchaser or the Purchaser’s counsel on the Company Shareholder Circular and (z) only file with the SEC or any other Governmental Authority or distribute to the Company’s shareholders the Company Shareholder Circular (or any amendment or supplement thereto) with the prior approval of the Purchaser, which shall not be unreasonably withheld or delayed.

(b) None of the information included or incorporated by reference in the Company Shareholder Circular to be made available to the Company’s shareholders for the purpose of obtaining the Company Shareholder Approval will, at the date it is first made available to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser for inclusion or incorporation by reference in the Company Shareholder Circular. The Company Shareholder Circular will comply as to form in all material respects with the requirements of the applicable Laws. If at any time prior to Closing any information relating to the Company or any of its respective Affiliates, directors or officers, should be discovered by the Company which should be set forth in an amendment or supplement to the Company Shareholder Circular, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company shall promptly notify the Purchaser and an appropriate amendment or supplement describing such information shall be promptly prepared and published and, to the extent required by applicable Law, mailed to the Company shareholders (subject to clause (z) of paragraph (a) of this Section 7.9).

(c) None of the information supplied by the Purchaser for inclusion or incorporation by reference in the Company Shareholder Circular to be made available to the Company’s shareholders for the purpose of obtaining the Company Shareholder Approvals will, at the date it is first made available to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to Closing any information relating to the Purchaser or any of its respective Affiliates, directors or officers, should be discovered by the Purchaser which should be set forth in an amendment or supplement to the Company Shareholder Circular, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Purchaser shall promptly notify the Company and an appropriate amendment or supplement describing such information shall be promptly prepared and published and, to the extent required by applicable Law, made available to the Company shareholders (subject to clause (z) of paragraph (a) of this Section 7.9).

(d) The Company shall (under the direction and control of the Special Committee), as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) solely for the purpose of obtaining the Company Shareholder Approval of the Transaction and the other transactions contemplated hereby and the Required Resolutions and any other resolution of the Company’s shareholders necessary or advisable in order to facilitate the Transaction and the other transactions contemplated hereby. Subject to Section 7.6, the Company shall, through the Company Boards, recommend to its shareholders the approval of the Transaction and the other transactions contemplated hereby and the Required Resolutions.

(e) The Purchaser shall vote or cause to be voted all of the Company Common Stock and, if required, all Company Preferred Stock owned by it and any of its controlled Affiliates (other than the Company and its controlled Affiliates) as of the date hereof or hereafter acquired in favor of the Required Resolutions.

(f) The “Required Resolutions” shall be the resolutions that are necessary in order to authorize and approve this Agreement and the transactions contemplated hereby, including resolutions of the General Meeting of Shareholders (i) approving the resolution of the Management Board to execute, deliver and perform this Agreement and the transactions contemplated hereby, (ii) authorizing and approving the liquidation of the Company and the Shareholder Distribution in each case in accordance with Section 7.12 and conditional on the occurrence of the Closing, (iii) the appointment of a Person reasonably acceptable to the Purchaser and the Special Committee to act as the liquidator (the “Liquidator”) to administer such liquidation, the remuneration of the Liquidator and a company providing the Liquidator with support services, (iv) the confirmation that the Company’s Supervisory Board will oversee such liquidation, it being understood that the “Independent Directors” and the Special Committee and their respective powers, authorities and responsibilities shall remain in effect until the time specified in clause (v) of this Section 7.9(f), and (v) the automatic expiration of the term of the Independent Directors upon the later to occur of payment of the Shareholder Distribution and delisting of the Company’s securities from the New York Stock Exchange and Euronext Paris and the amendment of the Company’s articles of association to eliminate any requirement that the Supervisory Board include any Independent Directors (as currently defined in the Company’s articles of associations) and the special functions and powers of such “Independent Directors”.

Section 7.10 Employee Benefits; Works Council. (a) Prior to the Closing Date, the Company and its Subsidiaries shall, to the extent required by applicable Laws, notify and consult with the relevant works council in non-U.S. jurisdictions regarding decisions to be taken after the date hereof, if any, in connection with the transactions contemplated by this Agreement and shall use reasonable best efforts, as reasonably requested by the Purchaser, under applicable Laws to facilitate the hiring by the Purchaser or by Equant Finance B.V. of the Employees of the Company that may cease to be employed by the Company as at Closing; provided that such actions shall be subject to the prior review and approval of the Purchaser. With respect to each Employee of the Company whose employment will not transfer by operation of Law in connection with the transactions contemplated by this Agreement, Purchaser shall, or shall direct the Company to cause Equant Finance B.V. to, at least twenty (20) Business Days prior to the Closing Date, offer in writing employment to each such Employee with Equant Finance B.V., Purchaser or a Subsidiary of Purchaser commencing as of the Closing Date, (i) at an annual salary or hourly wage rate, as applicable, that is no less than the annual salary or hourly wage rate payable to such employee immediately prior to the Closing Date, (ii) in a position with comparable responsibilities to such Employee’s position immediately prior to the Closing Date, (iii) at such Employee’s principal work location immediately prior to the Closing Date and (iv) which otherwise complies with the Purchaser’s obligations pursuant to Section 7.10(b) of this Agreement and any other terms that may apply under applicable Law. Prior to the Closing Date, none of the Group Companies shall make any representation to Employees regarding post-Closing employment practices, procedures and commitments of the Purchaser, including post-Closing employee benefit plans and compensation, without the prior written approval of the Purchaser. Furthermore, prior to Closing, the Purchaser shall direct the Company to transfer all of its rights under the separation agreements listed in Schedule 7.3(a) to Equant Finance B.V., the Purchaser or any of its Subsidiaries.

(b) The Purchaser shall cause the Employees located at Closing outside Europe (which for these purposes shall consist of the countries listed in the agreement of the European Group Committee of the France Telecom Group) who will be employed by Equant Finance B.V., the Purchaser or any of its subsidiaries or Affiliates after Closing (“Non-European Continuing Employees”) to be credited with service for the period they were employed by the Company and any of its Subsidiaries for purposes of eligibility and vesting and, with respect to vacation and severance benefits, benefit accrual in any benefit plan in which the Non-European Continuing Employees are eligible to participate after the Closing Date to the extent such service was recognized under the analogous benefit plan of the Company or any of its Subsidiaries prior to the Closing Date. For the one year period ending on the first anniversary of the Closing Date (the “Continuation Period”), the Purchaser shall, or shall cause its subsidiaries to, (i) pay each Non-European Continuing Employee an annual base salary or hourly wage rate, as applicable, that is no less than the annual salary or hourly wage rate payable to such Non-European Continuing Employee immediately prior to the Closing Date and (ii) provide the Non-European Continuing Employees with employee benefits (excluding bonus compensation) that are substantially similar in the aggregate to the employee benefits provided to the Non-European Continuing Employees immediately prior to the Closing Date. Nothing in this Section 7.10(b) shall be construed to entitle any Non-European Continuing Employee (i) to continue his or her employment with the Purchaser or any of its Affiliates except to the extent required by applicable Law or (ii) to the benefits of this Section 7.10(b) in connection with that Non-European Continuing Employee transferring to or accepting a new position with or within the Purchaser or any of its Affiliates in accordance with generally applicable transfer and mobility policies of the Purchaser and its Affiliates and on similar conditions to similarly situated employees of the Purchaser and its Affiliates. With respect to any health plans in which Non-European Continuing Employees are eligible to participate after the Closing Date, the Purchaser or its Subsidiaries or controlled Affiliates shall (i) waive all limitations as to pre-existing conditions exclusions with respect to participation and coverage requirements applicable to such employees (to the extent such exclusion was waived under applicable health plans offered to such employees by the Company or any of its Subsidiaries), (ii) waive any waiting period under such health plans to the extent that such period exceeds the corresponding waiting period under the corresponding health plans in which the Non-European Continuing Employees participated or were eligible to participate in immediately prior to the Closing Date (after taking into account the service credit provided for herein for purposes of satisfying such waiting period) and (iii) provide each Non-European Continuing Employee with credit for any co-payments and deductibles paid by such Non-European Continuing Employee prior to the Closing Date (to the same extent such credit was given under the analogous plan prior to the Closing Date) in satisfying any applicable deductible or out-of-pocket requirements under such plans for the plan year that includes such transfer. Nothing in the preceding sentence confers a right to a Non-European Continuing Employee to maintain his or her current health plan coverage beyond the Continuation Period. The Purchaser will use reasonable efforts to not knowingly take or omit to take and to not permit any of its Subsidiaries to knowingly take or omit to take any action that would subject any Non-European Continuing Employee to a tax pursuant to section 409A of the Code with respect to the transactions contemplated hereby.

(c) Each severance plan in which any Employees of the Company or any of its Subsidiaries participates immediately prior to the Closing Date (the “Severance Plans”) maintained by the Company shall become the obligations of the Purchaser at the Closing Date and each Severance Plan maintained by a Subsidiary of the Company shall continue as an obligation of the applicable Subsidiary, as the case may be, and the Purchaser shall, or shall cause its Subsidiaries, as applicable, to: (i) during the Continuation Period, continue the Severance Plans as in effect for Employees immediately prior to the Closing Date, (ii) honor their obligations under the Severance Plans whether arising before, at or after the Closing Date, as such Severance Plans exist and are in effect as of the Closing Date. A list of the Severance Plans that covers employees in the United States is attached as Schedule 7.10(c), which also lists the Company’s guidelines for Severance Plans outside the United States.

(d) The Parties acknowledge that the rights and obligations of the Company with respect to any of its Employees in the European Union, to the extent they have not been transferred to Equant Finance B.V. under Section 7.10(a), will at Closing transfer to the Purchaser by operation of Law. In particular, the Parties acknowledge, agree and accept that this Agreement qualifies as the transfer of an undertaking under section 7:662-666 of the Dutch Civil Code (Burgerlijk Wetboek) (“DCC”). According to section 7:663 DCC, the following actions will occur by operation of Law:

(i) The Employees who are on the employment rolls of the Company immediately prior to the Closing Date and who fall within the scope of Article 7:663 of the DCC will leave the employment of the Company and will enter the employment of Purchaser effective as of the Closing Date (the “Transferred Company Employees”); and

(ii) The terms and conditions of employment of the Transferred Company Employees with the Purchaser will be identical, in full scope, to the terms and conditions of employment of the Transferred Company Employees with the Company immediately prior to the Closing Date.

Section 7.11 Intercompany Items. Prior to or at the Closing, (a) the Company shall contribute to Equant Finance B.V. all cash and cash equivalents other than the Cash Payment, any portion of the Purchase Price payable pursuant to Section 3.1(b) and the cash proceeds from the exercise of options under the Employee Option Plan from the date hereof, and, in each case, interest thereon and (b) in a manner acceptable to the Purchaser, all intercompany arrangements, accounts and agreements between the Purchaser and the Company shall be transferred by the Company to Equant Finance B.V. prior to Closing or, at the Purchaser’s election, shall be terminated or settled, as of the Closing Date, and all obligations thereunder shall be cancelled and released without any payment being made in respect thereof, unless otherwise agreed by the Purchaser and the Company.

Section 7.12 Liquidation and Satisfactions of Claims; Delisting and Deregistration of the Company Common Stock. (a) As promptly as practicable following the Closing, the Company shall make one or more liquidating distributions to the holders of the outstanding shares of Company Common Stock and Company Preferred Stock, each share of Company Preferred Stock giving the same entitlement to such distribution as one share of Company Common Stock, it being understood that it is the firm intention of the Parties that a single provisional liquidating distribution be made of the entire amount provided in the next sentence (the “Shareholder Distribution”). Such Shareholder Distribution shall be in an amount equal to the sum of (i) the Cash Payment and the interest accrued thereon, (ii) the cash proceeds from the exercise of the options under the Employee Option Plan and any interest accrued thereon and (iii) any Additional Cash Payment in respect of Shareholder Distribution Shortfall Amounts that has become due and payable on or before the date of the Shareholder Distribution and any interest accrued thereon. To the extent that the Shareholder Distribution is subject to withholding or similar taxes, the Company shall withhold the required amounts from such distributions and remit such amounts to the applicable Tax authority as required by Law. The Shareholder Distribution shall be imputed to paid-in capital and not to retained earnings, as each such term is defined under applicable accounting principles, prior to filing a final distribution plan with the competent court in accordance with article 2:23b of the DCC as promptly as reasonably practicable after the Closing Date. The Company shall also, as promptly as practicable following the Closing, wind up its affairs, satisfy all valid claims of creditors and others having claims against the Company, all in full compliance with applicable Law. The Company hereby expressly acknowledges and agrees that no distribution shall be made to the Company’s shareholders unless and until the Company’s shareholders have approved the dissolution and liquidation of the Company. The Company shall give the Purchaser notice of the Shareholder Distribution no later than the third Business Day prior to such Shareholder Distribution in accordance with Section 10.8.

(b) The Company shall file all necessary applications and forms with the New York Stock Exchange, Euronext Paris S.A. and the SEC and take any other actions reasonably necessary to enable the Company, upon or as promptly as practicable following the Closing and subject to (and in accordance with) applicable Laws, to suspend the listing and trading of the Company Common Stock on, and to delist it from, the New York Stock Exchange and Euronext Paris S.A., to terminate the registration of the Company Common Stock under the Exchange Act and to suspend the Company’s reporting obligations thereunder. Prior to the filing of such forms and applications, the Company shall provide to the Purchaser and to Purchaser’s counsel an opportunity to review and comment thereon and to approve such forms and applications, such approval not to be unreasonably withheld or delayed.

Section 7.13 Agreements Regarding Taxes. (a) Except (i) as otherwise expressly permitted by this Agreement, (ii) as the Purchaser may consent in writing or (iii) to the extent required by applicable Law, the Company shall not, and shall cause its Subsidiaries not to, (A) make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes or (B) except as required by applicable Law or applicable generally accepted accounting principles, make any material change to any of its Tax reporting or Tax accounting practices, methods or policies.

(b) As soon as practicable after the execution of the Agreement, the Company shall commence discussions with the Tax authorities of The Netherlands for the purpose of reaching an agreement on the Tax treatment of the Transaction for the Company (the “Transaction Tax Treatment”), which will include but will not be limited to the corporate income Tax consequences of the transfer of the Purchased Assets and Assumed Liabilities, the dissolution and subsequent liquidation of the Company, the determination of the capital of the Company as recognized as such for Tax purposes and the Tax treatment of the Company’s Employee Option Plan. The Purchaser shall have the right, but not the obligation, to participate in, approve of and/or control in its reasonable discretion, any such efforts by the Company to reach agreement on the Transaction Tax Treatment. In furtherance thereof (but not as a limitation of the means to be used), at the request of the Purchaser, the Company shall (i) cause its employees and advisors to meet and consult with the Purchaser’s employees and advisors to formulate strategies for such discussions and prepare for meetings with the Tax authorities; (ii) provide to the Purchaser, copies of all correspondence between the Company and the Tax authorities; and (iii) invite a representative of the Purchaser to attend and participate in meetings with the Tax authorities.

(c) The Company shall not file any Tax Returns, including but not limited to any Tax Returns in respect of 2003 or 2004, until the Purchaser has approved such Tax Returns, whether they be in connection with the Shareholder Distribution or otherwise, provided such approval shall not be unreasonably delayed or withheld. In accordance with the time periods prescribed by applicable Law and as may be determined by the applicable Tax authorities, the Company shall file the appropriate Tax Returns and make the other appropriate filings with respect to the sale of the Purchased Assets and the Shareholder Distribution, as approved by the Purchaser, provided such approval shall not be unreasonably delayed or withheld.

(d) If after the execution of this Agreement, an audit or investigation with any Tax authority or similar proceeding with respect to Tax matters (the “Tax Proceeding”) shall be initiated, or a Tax assessment shall be imposed or a claim shall be made by any Tax authority, which might result in an Assumed Liability, the Company will promptly notify the Purchaser in writing of such Tax Proceeding, Tax assessment or claim; provided, however, that with respect to all Subsidiaries organized outside The Netherlands only material Tax Proceedings, Tax assessments or claims that might result in an Assumed Liability must be reported to the Purchaser in writing by the Company.

(e) Until the Closing Date, the Company shall have the right to control all proceedings taken in connection with any Tax Proceeding (including the selection of counsel) and may, with the consent of the Purchaser (which consent shall not be unreasonably withheld), pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority with respect thereto. After the Closing Date, the Purchaser shall have the right to control all proceedings taken in connection with such Tax Proceeding; provided, however, that the Company shall not be required to take any Tax position that may result in the imposition of penalties (whether civil or criminal) on the Company or its officers, directors or employees.

(f) If after the Closing Date any Taxes (other than withholding taxes not assumed by the Purchaser pursuant to Section 2.3) are required to be paid by the Company, the Purchaser will pay to the Company an amount equal to the Taxes so payable promptly after being notified by the Company of the amount of such Taxes, which payment will form part of the Purchase Price as referred to in Section 3.1(a) of this Agreement. For the avoidance of doubt, any such Taxes shall constitute an Assumed Liability for purposes hereof.

(g) If after the payment by the Company to the applicable Tax authorities of Taxes that constituted an Assumed Liability it appears a refund of such payments may be obtainable, the Company shall cooperate during the Tax Resolution Period with the Purchaser to take such actions and execute such instruments as reasonably requested by the Purchaser to pursue and obtain such refund. Upon the expiration of the Tax Resolution Period, the Company shall grant to the Purchaser a power of attorney to act on its behalf to pursue any such Tax refund claims; provided, however, that the power of attorney will not permit the Purchaser to take any actions that may result in the imposition of penalties (whether civil or criminal) on the Company or its officers, directors or employees. “Tax Resolution Period” means the six (6) months period beginning from and after the Closing Date.

Section 7.14 Indemnification, Exculpation and Insurance. (a) To the fullest extent permitted by Law, the Purchaser shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (the “Indemnified Parties”) to the extent provided by the applicable charter or other organizational documents of the Company and its Subsidiaries, as the case may be, as currently in effect at the date hereof and as previously provided to the Purchaser or as provided for in the Contracts set forth on Schedule 7.14(a), for acts or omissions occurring at or prior to the Closing in their capacities as such, with references to the Company thereafter deemed to refer to the Purchaser except that advancement of expenses shall be made in the same manner as provided in clause (A) of Section 7.14(b) (including the proviso thereto); provided, however, that in no event shall the Purchaser or any of the Subsidiaries have any obligation to indemnify the Indemnified Party with respect to any matter constituting an intentional material breach of this Agreement or any of the related Transaction Documents by such Person.

(b) Without limiting the Purchaser’s obligations under Section 7.14(a), from and after the Closing, to the fullest extent permitted by Law, the Purchaser shall indemnify, defend and hold harmless each of the Indemnified Parties, and the Liquidator against all Losses to the extent arising from, relating to, or otherwise in respect of, any actual or threatened Legal Proceeding in respect of actions or omissions occurring or alleged to have occurred in connection with (i) the fact that such person is or was an officer, director or employee of the Company or any of its Subsidiaries, as the case may be, (ii) the fact that the Liquidator is or was the liquidator of the Company, or (iii) this Agreement and the transactions contemplated hereby; provided, however, that in no event shall any Indemnified Party or the Liquidator be entitled to indemnification under this Section 7.14(b) for Losses arising out of actions or omissions by such Indemnified Party or the Liquidator, as the case may be, constituting an intentional material breach of this Agreement or any of the related Transaction Documents by such Indemnified Party or a material breach of this Agreement or any of the related Transaction Documents by the Liquidator. In the event of any actual or threatened Legal Proceeding described in the preceding sentence for which the Indemnified Parties or the Liquidator may be entitled to indemnification pursuant to this Section 7.14(b), (A) the Purchaser shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties or the Liquidator (and reasonably acceptable to the Purchaser) on demand, but no more than a monthly basis, promptly after statements are received in advance of settlement, judgment or other resolution thereof to such Indemnified Party or the Liquidator, as the case may be, upon request (provided such Indemnified Party or the Liquidator, as applicable, undertakes to repay all advanced expenses if it is ultimately determined by a non-appealable judgment that such Person is not entitled to indemnification) and (B) the Purchaser shall cooperate in the defense of any such matter; provided that the

Purchaser shall not be obligated pursuant to this Section 7.14(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties and the Liquidator in any jurisdiction (selected by a plurality of the applicable Indemnified Parties and the Liquidator) with respect to any single Legal Proceeding except to the extent that two or more of such Indemnified Parties or any such Indemnified Party and the Liquidator shall have concluded in good faith that they have differing or conflicting interests in the outcome of such Legal Proceeding. Notwithstanding the foregoing, the Purchaser shall have no obligations to an Indemnified Party or to the Liquidator with respect to a Legal Proceeding pending before a court of competent jurisdiction if such court shall determine that indemnification of such Person in the manner contemplated hereby is prohibited by applicable Law and such determination shall have become final and non-appealable.

(c) The Purchaser shall, for a period of not less than five years after the Closing Date, maintain in effect policies of directors’ and officers’ liability insurance on behalf of the officers and directors of the Company currently covered by the directors’ and officers’ liability insurance policy maintained by the Purchaser with respect to acts or omissions occurring on or prior to their resignation or the expiration of their term with the coverage and containing terms and conditions not less advantageous to those officers and directors than the coverage and terms and conditions indicated in writing to the Company and the Special Committee on or prior to the date hereof, to the extent such coverage, terms and conditions are available in the insurance market on commercially reasonable terms. Notwithstanding the foregoing, in no event shall such coverage, terms or conditions be less advantageous than those available at the time to directors and officers of the Purchaser and its controlled Affiliates (other than the Company and its controlled Affiliates).

(d) The Purchaser shall, in respect of any Indemnified Party that is or was a member of the Special Committee who may be called upon, subsequent to the date of his resignation or expiration of his term, to testify in any Legal Proceeding in connection with this Agreement or otherwise assist with the Transaction, compensate that member for his time in serving in such capacity on the same basis as that member is currently compensated in his capacity as a member of the Company’s Supervisory Board; provided, however, that the Purchaser shall not have any obligation to make such compensation payment if such member of the Special Committee has, in connection with the subject matter of such Legal Proceeding, been finally judicially determined to have intentionally breached this Agreement or any of the related Transaction Documents in any material respect.

(e) Notwithstanding any other provision of this Agreement to the contrary, the Indemnified Parties and the Liquidator shall be third party beneficiaries of this Section 7.14. The provisions of this Section 7.14 are intended to be for the benefit of each such Person to whom this Section 7.14 applies, his or her heirs and his or her representatives. The obligations of the Purchaser and its Subsidiaries under this Section 7.14 shall not be terminated or modified in such a manner as to adversely affect any such Person to whom this Section 7.14 applies without the express written consent of such affected Person.

Section 7.15 Litigation Relating to Agreement or Transaction. In the event a Legal Proceeding relating to this Agreement, the Transaction or the other transactions contemplated hereby is initiated by a third party between the date hereof and Closing against any of the Group Companies, the Company shall conduct, and shall procure that the relevant Subsidiary conducts such Legal Proceeding, under the direction and control of the Special Committee, except to the extent required for the Company Boards to perform their respective fiduciary duties under applicable Law, it being specified that the Special Committee shall always act in good faith using all means and defenses reasonably available to it under the circumstances. Upon the Purchaser’s request, the Company shall give, and shall procure that the relevant Subsidiary gives to the Purchaser the opportunity to comment with respect to the defense of such Legal Proceeding and such comments shall be duly taken into account. The Company or the relevant Subsidiary shall keep the Purchaser informed of the progress of such Legal Proceeding and its defense and shall make available to the Purchaser all documents, notices, communications and filings (including court papers) as may be requested by the Purchaser. The Company or the relevant Subsidiary shall not settle or compromise any such Legal Proceeding without the prior written consent of the Purchaser, which shall not be unreasonably withheld.

ARTICLE EIGHT

CONDITIONS TO CLOSING

Section 8.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the condition (which may be waived by agreement of the Parties, in whole or in part, to the extent permitted by applicable Law) that the Company Shareholder Approval shall have been obtained.

Section 8.2 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date as though made on the Closing Date (except for representations and warranties made as of a specified date, which need be true only as of the specified date); provided, however, that this condition shall be deemed satisfied with respect to all representations and warranties of the Company contained herein unless all failures of such representations and warranties to be so true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualification thereof), in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b) the Company shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that this condition shall be deemed satisfied with respect to all obligations and covenants unless all failures to perform and comply with such obligations and covenants (without giving effect to any materiality, Company Material Adverse Effect or similar qualification thereof), in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect;

(c) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Chief Executive Officer and the General Counsel of the Company certifying as to the fulfillment of the conditions specified in Section 8.2(a) and Section 8.2(b) hereof;

(d) there shall not have occurred since the date of this Agreement any natural catastrophe, act of terrorism, act of war, act of God, international calamity or emergency, or material suspension or limitation of trading of shares on the New York Stock Exchange or Euronext Paris that, individually or in the aggregate, have had or caused or could reasonably be expected to have or cause (i) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of the Purchaser or the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement by December 31, 2005 or of the Company to be fully liquidated within a reasonable period of time after Closing;

(e) the Purchaser Required Approvals shall have been obtained or made and shall be in full force and effect; and

(f) there shall not be in effect any applicable Law or Order by a Governmental Authority of competent jurisdiction binding on the Purchaser that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, or imposes material modifications to the structure of the transactions contemplated hereby or material restrictions thereon (i) issued by any Governmental Authority of the European Union or any member state thereof or the United States or (ii) issued by any other jurisdiction, and, in the case of this clause (ii), the violation of which (A) has or could reasonably be expected to have (x) a material adverse effect (determined with reference to the costs or benefits of the Purchaser in connection with the Transaction) on the business, assets, properties, results of operations or financial condition of the Purchaser and its Subsidiaries or (y) a Purchaser Material Adverse Effect or (B) could reasonably be expected to result (as determined in good faith after consultation with counsel) in personal liability of directors or executive officers of the Purchaser or its Subsidiaries.

Section 8.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law):

(a) all representations and warranties of the Purchaser contained herein shall be true and correct on and as of the Closing Date as though made on the Closing Date; provided, however, that this condition shall be deemed satisfied with respect to all representations and warranties of the Purchaser contained herein unless all failures of such representations and warranties to be so true and correct (without giving effect to any materiality, Purchaser Material Adverse Effect or similar qualification), in the aggregate, have had, or would reasonably be expected to have, a Purchaser Material Adverse Effect;

(b) the Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that this condition shall be deemed satisfied with respect to all obligations and covenants unless all failures to perform and comply with such obligations and covenants (without giving effect to any materiality, Purchaser Material Adverse Effect or similar qualification thereof), in the aggregate, have had, or would reasonably be expected to have, a Purchaser Material Adverse Effect;

(c) the Company shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Company) executed by an executive officer of the Purchaser certifying as to the fulfillment of the condition specified in Section 8.3(a) and 8.3(b);

(d) there shall not be in effect any applicable Law or Order binding on the Company by a Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or imposes material modifications to the structure of the transactions contemplated hereby or material restrictions thereon, (i) issued by any Governmental Authority of the European Union or any member state thereof, or the United States or (ii) issued by any other jurisdiction, and, in the case of this clause (ii), the violation of which (A) has or could reasonably be expected to have a Company Material Adverse Effect or (B) could reasonably be expected to result (as determined in good faith after consultation with counsel) in personal liability of any member of the Company Boards or the Special Committee;

(e) the Company Required Approvals shall have been obtained or made and shall be in full force and effect.

ARTICLE NINE

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by either the Purchaser or the Company:

(i) if the Transaction shall not have been consummated on or before December 31, 2005 (the “Termination Date”), provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; or

(ii) in the event that a Company Adverse Recommendation Change shall have occurred (provided, in the case of termination by the Company pursuant to this Section 9.1(b)(ii), that such Company Adverse Recommendation Change is made as permitted by Section 7.6(b) or (c)).

(c) by the Purchaser, if the Company shall have breached or failed to perform (as the case may be) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt by the Company of written notice from the Purchaser of such breach or failure to perform; or

(d) by the Company, if the Purchaser shall have breached or failed to perform (as the case may be) any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) is incapable of being cured, or is not cured, by the Purchaser within thirty (30) calendar days following receipt by the Purchaser of written notice from the Company of such breach or failure to perform.

Section 9.2 Procedure Upon Termination; Announcement of Termination. In the event of termination and abandonment by the Purchaser or the Company or both, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the entire Transaction hereunder shall be abandoned, without further action by the Purchaser or the Company.

Section 9.3 Effect of Termination. If this Agreement is terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser or the Company, other than pursuant to Section 7.7 and Article Ten, together with this Section 9.3, which provisions shall each survive such termination, provided, however, that nothing in this Section 9.3 shall relieve (i) the Purchaser of any liability for a willful, Knowing or intentional breach of this Agreement or (ii) the Company of any liability for a willful, Knowing or intentional breach of this Agreement.

ARTICLE TEN

MISCELLANEOUS

Section 10.1 Survival of Representations and Warranties. The respective representations and warranties and the pre-Closing covenants of the Company and the Purchaser contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Closing Date. This Section 10.1 shall have no effect upon any obligations of the parties hereto to be performed after the consummation of the Transaction.

Section 10.2 Payment of Sales, Use or Similar Taxes. All sales, use, value added, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

Section 10.3 Expenses. (a) Except as otherwise provided in this Agreement, the Company and the Purchaser shall each bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

(b) Notwithstanding Section 10.3(a) and without limiting the generality of the Purchaser’s assumption of Post-Closing Liabilities in Section 2.3, the Purchaser shall bear the costs and expenses incurred by the Company arising after the Closing Date that are reasonably necessary for the dissolution and liquidation of the Company and the continued existence of the Company through the date of the final liquidation of the Company (“Reimbursable Costs”). Upon presentation of documentation reasonably satisfactory to the Purchaser, the Purchaser shall promptly advance or reimburse to the Company such Reimbursable Costs on an as-incurred basis. The Company shall use its reasonable best efforts to minimize the amount of Reimbursable Costs.

Section 10.4 Specific Performance. The Parties acknowledge and agree that the breach of this Agreement would cause irreparable damage and that the Parties will not have an adequate remedy at Law. Therefore, the respective obligations of the parties under this Agreement, including the Company’s obligation to sell, transfer, assign and delegate to the Purchaser the Shares, the other Purchased Assets and the Assumed Liabilities, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.5 Further Assurances. The Company and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) and the Transaction Documents (together with the Confidentiality Agreement) represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended or supplemented, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, change or waiver is sought and, in the case of any such amendment, supplement, or waiver by the Company, with the prior written consent of the Independent Directors then in office. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed, except as otherwise expressly provided herein, to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.7 Special Committee. (a) The Company hereby undertakes to implement and enforce its rights under this Agreement in accordance with its terms and to consult with the Special Committee and its representatives with respect to any such matter and to give due consideration to any views expressed by the Special Committee and its representatives. The Company hereby grants the Independent Directors an irrevocable and exclusive power of attorney, acting jointly and on behalf and at the reasonable expense of the Company, to implement or enforce this Agreement in accordance with its terms, provided that this power of attorney shall only be exercised in the event that the Company, in the good faith judgment of the Special Committee, fails to timely and properly enforce and perform this Agreement in any material respect, and provided further that such power of attorney does not include the right to cause the Company to consent to any amendment or supplement to this Agreement or to waive any provision hereof (which matters are addressed by Section 10.6).

(b) This Section 10.7 does not limit any other rights granted the Special Committee or Independent Directors elsewhere in this Agreement. The rights of the Special Committee and the Independent Directors in this Agreement (other than, for the avoidance of doubt, in their capacity as Indemnified Parties as set forth in Section 7.14) will terminate at the expiration of the term of the Independent Directors as specified in Section 7.9(f)(v).

Section 10.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered, if delivered personally, (ii) when sent, if sent by facsimile that is promptly confirmed by telephone, (iii) two Business Days following sending by overnight delivery via recognized international courier, or (iv) when received if mailed by certified mail, return receipt requested, in each case to the parties at the following addresses (or to such other address as a party may have specified by notice duly given to the other party pursuant to this provision):

If to the Company, to:

Equant

2355 Dulles Corner Boulevard

Herndon, VA 20171,

USA

Attention: Senior Vice President, General Counsel and Secretary

Facsimile No.: +1 571 643 7680

Email: Michael.berg@equant.com

With a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

USA

Attention: Paul S. Bird

Facsimile No.: +1 212 909 6836

Email: psbird@debevoise.com

And to:

Special Committee of the Independent Directors of the Supervisory Board of Equant N.V.

c/o Crowell & Moring LLP

1001 Pennsylvania Avenue, NW

Washington D.C. 20004

Attention: Irving B. Yoskowitz, Chairman of the Special Committee

Facsimile No: +1 202 628 5116

Email: iyoskowitz@crowell.com

And to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

USA

Attention: Christopher E. Austin; David I. Gottlieb

Facsimile No: 1 212 225 3999

Email: caustin@cgsh.com; dgottlieb@cgsh.com

If to the Purchaser, to:

France Telecom

6 Place d’Alleray

75505 Paris Cedex 15

France

Attention: Chief Financial Officer

Facsimile No.: +33 1 44 44 01 75

Email: michel.combes@francetelecom.com

With a copy to:

Sullivan & Cromwell LLP

24 rue Jean Goujon

75008 Paris

France

Attention: Nikolaos G. Andronikos; Gauthier Blanluet

Facsimile No: +33 1 73 04 10 10

Email: andronikosn@sullcrom.com; blanluetg@sullcrom.com

Section 10.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly stated to the contrary in this Agreement or insofar as it relates to any rights granted in this Agreement to the Special Committee, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company or Purchaser (by operation of law or otherwise) without the prior written consent of the other Party (and, in the case of the Company, the Special Committee) and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to acquire the Shares and other Purchased Assets and assume the Assumed Liabilities) to any Affiliate of Purchaser by way of transfer of contract (contractsoverneming) in accordance with article 6:159 of the DCC and the Company hereby agrees to cooperate to the extent necessary to effectuate such transfer, provided that such Affiliate shall agree to be bound by the provisions of this Agreement as if it were the Purchaser hereunder, and provided, further, that no such assignment or assumption shall relieve the Purchaser from any obligation hereunder and, as a separate and independent obligation, the Purchaser shall be and remain jointly and severally liable, as co-principal debtor, to the Company (`hoofdelijke aansprakelijkheid´) for the due and punctual performance and observance by the Purchaser and its assigns, of all its obligations, covenants, representations and warranties under or pursuant to this Agreement, and that references herein to the “Purchaser” shall be to each of France Telecom and such Affiliate so designated by it.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of The Netherlands without reference to Dutch principles of conflict of laws. The Company and the Purchaser agree that this Agreement may not be dissolved, rescinded, cancelled or terminated (other than in accordance with Article Nine of this Agreement) under any applicable Law.

Section 10.11 Submission to Jurisdiction; Consent to Service of Process. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the competent court in Amsterdam, The Netherlands over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.12 Severability. If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

FRANCE TELECOM:

By	/s/ Alexander Lunshof
	Name:	Alexander Lunshof
	Title:	Attorney-in-Fact

EQUANT:

By	/s/ Howard Ford
	Name:	Howard Ford
	Title:	Managing Director

Annex A

Definitions

“Accelerated Options” has the meaning assigned to such term in Section 7.8(c).

“Accelerated Award Payment” has the meaning assigned to such term in Section 7.8(c).

“Action” means claim, action, suit, arbitration, inquiry, proceeding or investigation.

“Additional Cash Payment” has the meaning assigned to such term in Section 3.1(b).

“Adverse Recommendation Notice” has the meaning assigned to such term in Section 7.6(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Caption to this Agreement.

“Antitrust Laws” means any statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate competition, mergers or actions having the purpose or effect of monopolization or restraint of trade or significant impediment to effective competition or the creation or strengthening of a dominant position.

“Assumed Liabilities” has the meaning assigned to such term in Section 2.2.

“Business” has the meaning assigned to such term in the Recitals to this Agreement.

“Business Day” means any day of the year on which commercial banking institutions in New York, Amsterdam and Paris are open to the public for conducting business and are not required or authorized to close.

“Cash Payment” has the meaning assigned to such term in Section 3.1(a).

“Civil Law Notary” means any civil law notary to be chosen by and reasonably acceptable to the Purchaser and the Special Committee.

“Closing” means the closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Section 2.1 and Section 2.3.

“Closing Date” means the date on which the Closing shall be held.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the Caption to this Agreement.

“Company Adverse Recommendation Change” has the meaning assigned to such term in Section 7.6(b).

“Company Assets and Liabilities Schedule” has the meaning assigned to such term in Section 5.6.

“Company Boards” has the meaning assigned to such term in the Recitals to this Agreement.

“Company Common Stock” has the meaning assigned to such term in Section 5.3.

“Company Disclosure Documents” has the meaning assigned to such term in Section 5.7(a).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to the Purchaser on or prior to the date hereof and identified as such pursuant to this Agreement.

“Company Intellectual Property” means all Intellectual Property used in or necessary or useful for the conduct of the business or other activity of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement in a timely manner or be fully liquidated within a reasonable period of time after Closing.

“Company Plans” means all material benefit and compensation plans, contracts, policies or arrangements covering the Employees, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans sponsored or maintained by the Company.

“Company Preferred Stock” has the meaning assigned to such term in Section 5.3.

“Company Required Approvals” has the meaning assigned to such term in Section 5.4(b).

“Company Shareholder Approval” means the affirmative vote of a majority of the valid votes cast at the Company Shareholders Meeting either in person or by proxy, approving the resolution of the Management Board to execute, deliver and perform this Agreement and the transactions contemplated hereby.

“Company Shareholder Circular” means a document as meant in best practice rule IV.3.7 of the Netherlands Corporate Governance Code (Code Tabaksblat) and Article 2:107-A of the Dutch Civil Code and including any information required, if applicable, in a filing pursuant to Rule 13e-3 and Schedule 13 E-3 under the Exchange Act prepared by the Company to inform the Company Shareholders Meeting including all facts and circumstances relevant in respect of the approval of this Agreement and the transactions contemplated hereby.

“Company Shareholders Meeting” has the meaning assigned to such term in Section 7.9(d).

“Company Superior Proposal” has the meaning assigned to such term in Section 7.6(f).

“Company Takeover Proposal” has the meaning assigned to such term in Section 7.6(e).

“Company Technology” means collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, software (including any and all computer programs, software implementations of algorithms, models, methodologies, whether in source code or object code, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and all documentation including user manuals and other training documentation related to any of the foregoing), research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology including hardware, firmware and middle ware used in, incorporated in, embodied in, or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing, in each case used in or necessary for the conduct of the business or other activity of the Company or any of its Subsidiaries.

“Confidentiality Agreement” has the meaning assigned to such term in Section 7.1(b).

“Continuation Period” has the meaning assigned to such term in Section 7.10(b).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment or other legally binding arrangement, whether oral or written.

“DCC” has the meaning assigned to such term in Section 7.10(c).

“Deed of Transfer” means the notarial deed of transfer of the Shares of Equant Finance B.V.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets in each case whether or not in electronic form.

“Employee” means current or former employees, directors and consultants of the Company or any of its Subsidiaries.

“Employee Option Plan” has the meaning assigned to such term in Section 5.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning assigned to such term in Section 5.4(b).

“Excluded Assets” has the meaning assigned to such term in Section 2.2.

“Formula Amount” has the meaning assigned to such term in Section 7.8 (c).

“Governmental Authority” means any judicial, legislative, executive or regulatory authority of competent jurisdiction of or in The Netherlands, France, the United States or any other jurisdiction, including of the European Union or any other such supranational authority.

“Group Companies” means the Company and each of its Subsidiaries.

“Indemnified Parties” has the meaning assigned to such term in Section 7.14(a).

“Independent Directors” has the meaning assigned to such term in Section 7.9(f).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (A) all patents and applications therefore, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (B) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (C) copyrights and registrations and applications therefore, works of authorship Software and mask work rights, (D) proprietary and confidential information, including discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and (E) all other intellectual property and similar rights.

“Knowledge”, “Known” or “Knowing” means (i) with respect to the Company, the actual knowledge, or the knowledge that should have been obtained after reasonable inquiry, of (A) the members of the Management Board, (B) the members of the Supervisory Board other than the members of the Supervisory Board that are officers of the Purchaser, (C) the officers and directors of the Subsidiaries, and (D) the individuals holding the positions or exercising the functions of general manager, managing director or controller (or equivalent position or function) for each of the Company and any of its Subsidiaries, and (ii) with respect to the Purchaser, the actual knowledge (A) of the members of the Supervisory Board that are officers of the Purchaser, (B) of the Purchaser obtained from January 22, 2005 through the date hereof in connection with the due diligence investigation of the Group Companies conducted in connection with the Transaction or (C) of the Purchaser obtained in the Ordinary Course of Business pursuant to periodic internal reporting processes of the Company to the Purchaser.

“Law” means any U.S. federal, state, local, non-U.S. or supranational law (including European Union and common law), statute, code, ordinance, rule, regulation or other requirement, including the regulations or requirements of any stock exchange.

“Legal Proceeding” means any public or private suit, action, proceeding, investigation, claim or Order before any Governmental Authority or arbitral tribunal.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, present or future, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including any off-balance sheet liabilities.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

“Liquidator” has the meaning assigned to such term in Section 7.9(f).

“Loss” means any decrease in assets or any increase in Liabilities and any loss, claim, damage, Liability, cost, fee and expense (including attorneys’ fees and disbursements), judgment, fine and amount paid in settlement.

“Management Board” has the meaning assigned to such term in the Recitals to this Agreement.

“Model Award Agreement” has the meaning assigned to such term in Section 5.9(b).

“Non-European Continuing Employee” has the meaning assigned to such term in Section 7.10(b).

“Note” has the meaning assigned to such term in Section 3.2.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award by any Governmental Authority or arbitral tribunal.

“Ordinary Course of Business” means the ordinary and usual course of day to day operations of the Business as conducted prior to the date of this Agreement and substantially consistent with past practice.

“Party” has the meaning assigned to such term in the Preamble to this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued or given by any Governmental Authority.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith; (ii) statutory Liens of landlords and Liens of mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated; and (iv) such other imperfections in title or Liens which do not materially interfere with the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Liabilities” has the meaning assigned to such term in Section 2.3.

“Pre-Closing Liabilities” has the meaning assigned to such term in Section 2.2(b).

“Purchased Assets” has the meaning assigned to such term in Section 2.1.

“Purchased Contracts” has the meaning assigned to such term in Section 2.1(c).

“Purchase Price” has the meaning assigned to such term in Section 3.1(a).

“Purchaser” has the meaning assigned to such term in the Caption to this Agreement.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of the Purchaser (or its designated Affiliate, as applicable) to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement in a timely manner.

“Purchaser Required Approvals” has the meaning assigned to such term in Section 6.3(b).

“Reimbursable Costs” has the meaning assigned to such term in Section 10.3(b).

“Representatives” has the meaning assigned to such term in Section 7.6(a).

“Required Resolutions” has the meaning assigned to such term in Section 7.9(f).

“Retained Records” has the meaning assigned to such term in Section 7.1(c).

“SEC” has the meaning assigned to such term in Section 5.4(b).

“Severance Plans” has the meaning assigned to such term in Section 7.10(c).

“Shareholder” means any holder of shares of Company Common Stock or Company Preferred Stock.

“Shareholder Distribution Shortfall Amount” has the meaning assigned to such term in Section 3.1(b).

“Shareholder Distribution” has the meaning assigned to such term in Section 7.12(a).

“Shareholder Distribution Record Date” has the meaning assigned to such term in Section 7.8(b).

“Shares” has the meaning assigned to such term in Section 2.1(a).

“SITA Trust” has the meaning assigned to such term in Section 5.3(a).

“Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (D) all documentation including user manuals and other training documentation related to any of the foregoing.

“Special Committee” has the meaning assigned to such term in the Recitals to this Agreement.

“Subsidiary” means any Person of which a majority of the outstanding share capital or of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Supervisory Board” has the meaning assigned to such terms in the Recitals to this Agreement.

“Tax” or “Taxes” means (i) all U.S. federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any tax authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

“Tax Proceeding” has the meaning assigned to such term in Section 7.13(d).

“Tax Resolution Period” has the meaning assigned to such term in Section 7.13(g).

“Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Termination Date” has the meaning assigned to such term in Section 9.1(b)(i).

“Transaction” has the meaning assigned to such term in the Recitals to this Agreement.

“Transaction Documents” means each agreement (other than this Agreement), document, instrument or certificate contemplated by this Agreement or to be executed by any of the Parties or any of the Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, including the Note.

“Transaction Tax Treatment” has the meaning assigned to such term in Section 7.13(b).

“Transferred Company Employees” has the meaning ascribed to such term in Section 7.10(c).

“Unassigned Purchased Contracts” has the meaning ascribed to such term in Section 7.3(c).

Annex B

[Form of Note]

Date:                    , 2005

[•]

FOR VALUE RECEIVED, [FRANCE TELECOM] (“Obligor”), hereby promises to pay to the order of EQUANT N.V. (hereafter, “Holder”), at the offices of the Holder and using the payment instructions set forth on Schedule 1 attached hereto, or at such other place as the Holder may designate in writing to the Obligor, in Euros and in immediately available funds, the principal sum of [•] (€[•], together with interest on the principal balance from time to time outstanding hereunder (computed on the basis of the actual number of days elapsed from the date hereof) until paid in full at a rate calculated such that (i) the aggregate amount of interest due and payable on the Note at the Shareholder Distribution Date shall bear the same proportion to the aggregate amount of interest received in respect of all other cash and investments of the Company from Closing to be distributed in the Shareholder Distribution as (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock held by Obligor or any of its controlled Affiliates (other than Holder and its controlled Affiliates) set forth in “Delivery of the Note; Relationship to Combination Agreement” below and entitled to the Shareholder Distribution bear to all other Shares of Company Common Stock entitled to the Shareholder Distribution.

Delivery of the Note; Relationship to Combination Agreement

This Note is delivered pursuant to Section 3.2 of the Combination Agreement by and between Obligor and Holder dated as of February 9, 2005, and all definitions, terms, conditions and provisions thereof are deemed incorporated herein as if fully set forth herein.

In delivering this Note, Obligor agrees that it (directly or through one or more controlled Affiliates other than Holder or any of its controlled Affiliates) holds, and will continue to hold until the Note has been paid or discharged in full, not less than [•] shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. The amount due in respect of the Note shall be payable by set-off against the portion of the Shareholder Distribution due in respect of the shares of Company Common Stock and Company Preferred Stock referred to in the preceding sentence. Obligor irrevocably and unconditionally waives (on behalf of itself and any such controlled Affiliate) any right to the Shareholder Distribution in respect of the shares of Company Common Stock or Company Preferred Stock held by Obligor or any such Affiliate referred to in the second preceding sentence to the extent that Obligor has failed to pay any amount due on such Note or to set off any such amount against rights of Obligor or any such controlled Affiliate in the Shareholder Distribution as provided in the preceding sentence.

Repayment

Subject to (i) any set-off rights as set forth in this Note and (ii) the terms, conditions and provisions of the Combination Agreement, the principal balance shall be payable in full in immediately available funds on the Shareholder Distribution Date; accrued interest shall be due and payable on such date.

Subject to (i) the set-off rights as set forth in this Note and (ii) the terms, conditions and provisions of the Combination Agreement, Obligor agrees that all of its payment obligations hereunder shall be absolute and unconditional. Obligor agrees that this Note shall remain in full force and effect as to Obligor hereunder, despite the fact that it shall become dissolved or liquidated or shall otherwise be released or discharged from its obligations hereunder.

Governing Law and Jurisdiction

This Note shall be governed by, and construed in accordance with, the laws of Netherlands, without reference to Dutch principles of conflict of laws.

The Obligor hereby submits to the non-exclusive jurisdiction of the competent court in Amsterdam, The Netherlands over any dispute arising out of or relating to this Note and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Obligor hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it now or hereafter has to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Obligor agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Assignment

This Note shall be binding upon the successors and assigns of Obligor. Notwithstanding the foregoing, Obligor may not assign any of its obligations hereunder to any person or entity without the prior written consent of Holder. The Holder may not assign or transfer this Note to any person or entity without the consent of Obligor.

Notices

All notices and other communications to either party herein shall be in writing and shall be deemed given (i) when delivered, if delivered personally, (ii) when sent, if sent by facsimile that is promptly confirmed by telephone, (iii) two Business Days following sending by overnight delivery via recognized international courier, or (iv) when received if mailed by certified mail, return receipt requested, in each case to the parties at the following addresses (or to such other address as a party may have specified by notice duly given to the other party pursuant to this provision):

If to the Holder, to:

Equant

2355 Dulles Corner Boulevard

Herndon, VA 20171,

USA

Attention: Senior Vice President, General Counsel and Secretary

Facsimile No.: +1 571 643 7680

Email: Michael.berg@equant.com

With a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

USA

Attention: Paul S. Bird

Facsimile No.: +1 212 909 6836

Email: psbird@debevoise.com

And to:

Special Committee of the Independent Directors of the Supervisory Board of Equant N.V.

c/o Crowell & Moring LLP

1001 Pennsylvania Avenue, NW

Washington D.C. 20004

Attention: Irving B. Yoskowitz, Chairman of the Special Committee

Facsimile No: +1 202 628 5116

Email: iyoskowitz@crowell.com

And to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

USA

Attention: Christopher E. Austin; David I. Gottlieb

Facsimile No: 1 212 225 3999

Email: caustin@cgsh.com; dgottlieb@cgsh.com

If to the Obligor, to:

France Telecom

6 Place d’Alleray

75505 Paris Cedex 15

France

Attention: Chief Financial Officer

Facsimile No.: +33 1 44 44 01 75

Email: michel.combes@francetelecom.com

With a copy to:

Sullivan & Cromwell LLP

24 rue Jean Goujon

75008 Paris

France

Attention: Nikolaos G. Andronikos; Gauthier Blanluet

Facsimile No: +33 1 73 04 10 10

Email: andronikosn@sullcrom.com; blanluetg@sullcrom.com

IN WITNESS WHEREOF, Obligor has duly executed and delivered this Note as of the date and year first written above.

[FRANCE TELECOM].

By:
Name:
Title:

C-4